Exhibit 21

SUBSIDIARIES OF MBIA INC.

NAME OF SUBSIDIARY	STATE OF INCORPORATION
1838 Delaware Holding, LLC	Delaware
Allen W. Charkow, Inc.	California
Asia Credit Services (PTE) Ltd.	Singapore
Asian Securitization & Infrastructure Assurance (PTE) Ltd.	Singapore
Assurance Funding Limited	Jersey
Capital Asset Holdings, Ltd.	Florida
Capital Asset Holdings GP, Inc.	Florida
Capital Markets Assurance Corporation	New York
CapMAC Asia Ltd.	Bermuda
CapMAC Financial Services (Europe) Ltd.	United Kingdom
CapMAC Financial Services, Inc.	Delaware
CapMAC Holdings Inc.	Delaware
CapMAC Investment Management, Inc.	Delaware
Colorado Investor Services Corporation	Colorado
Euro Asset Acquisition Limited	England and Wales
John T. Austin, Inc.	California
KOP Management LLC	Delaware
MBIA Asset Finance, LLC	Delaware
MBIA Asset Management, LLC	Delaware
MBIA Asset Management UK Ltd.	England and Wales
MBIA Assurance S.A.	France
MBIA Capital Corp.	Delaware
MBIA Capital Management Corp.	Delaware
MBIA Global Funding, LLC	Delaware
MBIA Insurance Corp. of Illinois	Illinois
MBIA Insurance Corporation	New York
MBIA International Marketing Services, Pty. Limited	Australia
MBIA Investment Management Corp.	Delaware
MBIA Japan Limited	Japan
MBIA Municipal Investors Service Corporation	Delaware
MBIA MuniServices Company	Delaware
MBIA Services Company	Delaware
MBIA Singapore Pte Ltd.	Singapore
MBIA U.K. (Holdings) Limited	England and Wales
MBIA UK Insurance Limited	England and Wales
Meridian Funding Company, LLC	Delaware
Muni Resources, LLC	Delaware
Municipal Issuers Service Corporation	New York
Municipal Resource Consultants	California
Municipal Tax Collection Bureau, Inc.	Pennsylvania
Polaris Funding Company, LLC	Delaware
Triple-A One Funding Corporation	Delaware